UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 3, 2008

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin		53201-0591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 3, 2008, Johnson Controls, Inc. (the "Company") issued a press release announcing that it had committed to a restructuring plan to better align its resources with its growth strategies while reducing the cost structure of its global operations. The restructuring actions relate to cost reduction initiatives, including workforce reductions and plant consolidations, in the Company’s automotive experience, building efficiency and power solutions businesses. The restructuring actions, which are expected to be substantially completed by early 2010, are the result of management’s ongoing review of the Company’s cost structure.

The total estimated costs associated with this action amount to approximately $450 to $500 million on a pre-tax basis, which is comprised of employee related costs of approximately $370 to $390 million, asset impairment charges of approximately $60 to $80 million and other miscellaneous costs of approximately $20 to $30 million. Future cash expenditures for these restructuring actions are expected to be approximately $390 to $420 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

September 4, 2008	By:	/s/ Susan M. Kreh

Name: Susan M. Kreh
Title: Vice President and Corporate Controller